Exhibit 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, CA 92612

July 3, 2025

Lantern Pharma Inc.

1920 McKinney Avenue, 7th Floor
Dallas, Texas 75201

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Lantern Pharma Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-279718) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration by the Company of, among other things, common stock, par value $0.0001 per share (“Common Stock”), which may be issued from time to time as set forth in the Registration Statement and the prospectus contained therein; and (ii) the prospectus supplement dated July 3, 2025 filed with the Commission (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of up to $15,530,000 maximum aggregate offering price of shares (the “Placement Shares”) of Common Stock. The Placement Shares are to be sold by the Company in accordance with the ATM Sales Agreement (the “Sales Agreement”) dated July 3, 2025 between the Company and ThinkEquity LLC.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Placement Shares. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, forms of the Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), the By-laws of the Company, as amended by Amendment No. 1 to By-Laws of the Company, the Sales Agreement, and the resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Placement Shares, and the authorization and approval of the Sales Agreement and the transactions contemplated thereby (the “Resolutions”), and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We have assumed (i) that the specific sale of the Placement Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that the sale and issuance of the Placement Shares will not exceed (a) the authorized number of shares of Common Stock set forth in the Certificate of Incorporation, and (b) the aggregate amount of Shares authorized for offer, sale and issuance by the Resolutions.

We express no opinion herein as to the laws of any state or jurisdiction other than the DGCL and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Placement Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP